EXHIBIT 10.39
***Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this Agreement has been filed with the Securities and Exchange Commission.
EQUITY INTEREST PURCHASE AGREEMENT
among
WCA of OKLAHOMA, LLC,
as Buyer,
and
ROY TAYLOR YOKLEY and TROY WILLIAM YOKLEY
as Sellers,
and
AMERICAN WASTE, INC.,
N.E. LAND FILL, INC.
PAULS VALLEY LANDFILL, INC., and
SOONER WASTE, L.L.C.,
as the Companies

EQUITY INTEREST PURCHASE AGREEMENT
     THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made effective the 21st day of February, 2007, between WCA of Oklahoma, LLC, a Delaware limited liability company (“Buyer”), as buyer, Roy Taylor Yokley, an individual (“Roy”), and Troy William Yokley, an individual (“Troy”, and collectively with Roy, the “Sellers”), as sellers, and American Waste, Inc., an Oklahoma corporation (“AW”), N.E. Land Fill, Inc., an Oklahoma corporation (“NE”), Pauls Valley Landfill, Inc., an Oklahoma corporation (“PV”), and Sooner Waste, L.L.C., an Oklahoma limited liability company (“SW”) (each of AW, NE, PV and SW are hereinafter referred to individually as a “Company” and collectively as the “Companies”). Buyer, Sellers and the Companies are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, Sellers are the sole record and beneficial owners of all of the issued and outstanding capital stock of each of AW, NE, and PV (all such capital stock collectively referred to hereinafter as the “Shares”), and are the record and beneficial owner of all of the issued and outstanding membership interests of SW (the “Membership Interests”, and collectively with the Stock, the “Equity Interests”); and
     WHEREAS, AW is in the waste collection and hauling business in and around Oklahoma City, Oklahoma; and
     WHEREAS, NE, PV and SW are in the waste disposal business in and around Oklahoma City, Oklahoma (collectively, the businesses of AW, SW, NE and PV are hereinafter referred to as the “Business”); and
     WHEREAS, Sellers wish to sell and Buyer wishes to purchase all of the issued and outstanding Equity Interests of the Companies.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1. PURCHASE OF EQUITY INTERESTS
     Subject to the terms and conditions of this Agreement, Buyer will purchase from Sellers, and Sellers will sell, deliver and assign to Buyer, all of the Equity Interests for the consideration specified below.
2. CONSIDERATION
     2.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement, the aggregate purchase price to be paid for the Equity Interests shall be the sum of (i) THIRTY-NINE MILLION AND NO/100 DOLLARS ($39,000,000.00) (the “Fixed Purchase Price”), and (ii) the Variable Purchase Price, as set forth in Section 2.2 hereinbelow, (collectively the “Purchase Price”), as adjusted by: (a) a reduction equal to the amount required to fully pay off, release and satisfy all debt (or similar payment obligations) underlying any and all of the assets of the Companies, including, without limitation, all unpaid purchase price financing and/or equipment lease obligations relating to any assets of any of the Companies, together with any early payoff penalties and other associated charges, provided, however, that the Purchase Price shall not be reduced by the outstanding indebtedness of the Companies to the Sellers which amount shall be deemed fully paid and satisfied in connection with the Closing, (b) the Working Capital Adjustment set forth in Section 2.3 herein; and (c) the Fixed Capital Adjustment set forth in Section 2.4 (as so adjusted, the “Adjusted Cash Purchase Price”). The Fixed Purchase Price shall be allocated between the purchase of the Equity Interests of the Companies as set forth on Exhibit 2.1 attached hereto and made a part hereof.
     2.2 Variable Purchase Price. As a part of the consideration set forth in Section 2.1, Buyer, its successors and assigns, will pay to Sellers, their heirs, successors and assigns, the aggregate sum of $1.00 per ton of waste delivered to and disposed at the landfills currently owned by NE, SW and PV, and pursuant to each of the Oklahoma Department of Environmental Quality (“ODEQ”) permits and any renewals, amendments, and expansions (whether vertical or horizontal) adjacent or contiguous to the footprint of such landfill existing as of Closing (the “Variable Purchase Price”). The Variable Purchase Price will be paid quarterly, on an installment basis, based upon the waste delivered in the immediately preceding calendar quarter (or partial quarter in the case of the first calendar quarter of 2007). Payments will be made to Sellers or their heirs, successors and assigns, within thirty (30) days of the close of each calendar quarter and shall not be subject to any set off for claims which Buyer may have against Sellers except as set forth in Section 7.6 hereinbelow. Buyer and Sellers agree that a memorandum of agreement (the “Memorandum of Agreement”) in substantially the same form as Exhibit 2.2 attached hereto will be filed of record in each county or counties where such landfills are located. The Memorandum of Agreement provides notice of the binding agreement between Sellers, Buyer, Companies, their successors and assigns. Sellers, their heirs, successors and assigns shall have the right to audit the Variable Purchase Price to be paid on each separate landfill by giving written notice to the Buyer and Companies. Buyer and Companies, their successors and assigns shall reasonably cooperate to provide documentation to show that the installment payment of the Variable Purchase Price has been properly calculated and paid as set forth herein.
     2.3 Working Capital Adjustment. If the Companies’ ratio of Current Assets to Current Liabilities (each as defined in Article 11) is not 1.0 to 1.0 as of the Closing Date, then the Purchase Price will be adjusted as follows:
     (a) the Sellers shall estimate the Current Assets and Current Liabilities of the Companies as of the Closing Date. In connection therewith, Sellers shall develop a worksheet and the basis for making the computations of Current Assets and Current Liabilities (the “Worksheet”) that will also be used to determine the Actual Working Capital Adjustment pursuant to Section 2.3(b). If the estimated Current Liabilities exceed the estimated Current Assets, the amount of such excess shall be deducted on a dollar-for-dollar basis from the Purchase Price. If the estimated Current Assets exceed the estimated Current Liabilities, the amount of such excess shall be added on a dollar-for-dollar basis to the Purchase Price. Any such adjustment is referred to as the “Working Capital Adjustment.”

     (b) Within ninety (90) days of Closing, the Buyer may, but shall not be required to, deliver to the Sellers a statement (the “Closing Statement”) setting forth what Buyer believes are the actual Current Assets and Current Liabilities as of the Closing Date, together with (a) any adjustment Buyer determines is required to be made to those receivables for which Sellers were paid on a dollar-for-dollar basis, and (b) the amount of the proposed Actual Working Capital Adjustment. In the event that the Buyer fails to deliver the Closing Statement within ninety (90) days of Closing, no adjustment to the Purchase Price will be made pursuant to this Subsection 2.2(b) or otherwise. In the event the Buyer shall prepare a Closing Statement, the Buyer will prepare the Closing Statement using the worksheet in the form of Exhibit 2.2 and it will be prepared in accordance with the provisions of this Agreement. The Closing Statement shall contain a supporting schedule detailing the proposed Actual Working Capital Adjustment, and be accompanied with copies of the work papers and back up materials used by Buyer in preparing the Closing Statement. Buyer will then present the Closing Statement to the Sellers. Sellers shall have the opportunity to review and object to any entry on the Closing Statement for a reasonable period of time not to exceed ten (10) days (“Seller Review Period”). Following the Seller Review Period the Parties agree to meet within ten (10) business days thereafter for the purpose of resolving in good faith any dispute regarding any proposed Actual Working Capital Adjustment contained on the Closing Statement. If the proposed Actual Working Capital Adjustment is a positive amount, the Buyer shall pay to the Sellers, an amount equal to such positive amount within fifteen (15) days from the date of the Parties meeting to resolve any good faith dispute regarding the proposed Actual Working Capital Adjustment. If the Actual Working Capital Adjustment is a negative amount, Sellers shall pay to the Buyer an amount equal to such negative amount within fifteen (15) days from the date of the Parties meeting to resolve any good faith dispute regarding the proposed Actual Working Capital Adjustment. Seller and Buyer agree that any Actual Working Capital Adjustment will be an addition to or reduction of the Adjusted Cash Purchase Price set forth in Section 2.1 hereinabove.
     2.4 Fixed Capital Adjustment. Seller has agreed to make capital expenditures in the amount of $2,000,000 for a variety of capital items, including expenditures for the purpose of completing the Phase 2 new cell at the Pauls Valley landfill (collectively “Fixed Capital Expenditures”). On or before Closing, Seller shall deliver to Buyer Schedule 2.4 which contains a detail of the all Fixed Capital Expenditures made by Companies (by date, type and amount) between September 1, 2006 and the Closing Date. The Fixed Capital Adjustment will be equal to the difference between (a) $2,000,000, and (b) the Fixed Capital Expenditures. The Purchase Price shall be decreased by an amount equal to the Fixed Capital Adjustment.
3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers make the following representations and warranties jointly and severally. For purposes of this Agreement, disclosure of a fact, event or condition on one Schedule, statement, document, Financial Statement or item of information delivered by Seller to Buyer at or prior to Closing (whether as a part of Buyer’s due diligence or otherwise) shall be considered a disclosure for all Schedules, statement, documents, Financial Statements or items of information provided hereunder. No additional written disclosure shall be required to effectuate the notice required in these provisions.

     The Sellers represent and warrant that all of the following representations and warranties are true as of the date of this Agreement and shall be true on the Closing Date:
     3.1 Due Organization.
     (a) Each of AW, NE and PV is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. Copies of the Certificates of Incorporation (certified by the Secretary of State of each such Company’s state of incorporation) and Bylaws (certified by the Secretary of each such Company), as amended, of each such Company are all attached hereto as Schedule 3.1(a). The company records and minutes books of AW, NE and PV, as heretofore made available to Buyer, are correct and complete, and will be delivered to Buyer at Closing.
     (b) SW is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted or as proposed to be conducted. Copies of the Articles of Organization (certified by the Secretary of State of SW’s state of organization) and Operating Agreement (certified by the Secretary of SW), as amended, of SW, are attached hereto as Schedule 3.1(b). The company records and minutes books of each Company and each of the Companies’ respective subsidiaries, as heretofore made available to Buyer, are correct and complete, and will be delivered to Buyer at Closing.
     3.2 Authorization, Validity and Effect of Agreements.
     (a) This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Sellers enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) The execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated hereby by Sellers will not (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of Sellers or any of the Companies pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any Seller or any Company is a party or by which it or he is bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation, Articles of Organization, Bylaws or

Operating Agreement, each as amended to the date hereof and as applicable, of the Companies.
     3.3 Equity Interests of the Companies.
     (a) The authorized capital stock of each of AW, NE and PV is shown on Schedule 3.3(a). All of such Company’s issued and outstanding capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by Sellers in the amounts set forth in Schedule 3.3(b), and are free and clear of all liens, encumbrances and claims of every kind. All such capital stock was offered, issued, sold and delivered in compliance with all applicable state and federal laws concerning the issuance of securities. Further, no such capital stock was issued in violation of the preemptive rights of any past or present shareholder.
     (b) The authorized membership interests of SW is shown on Schedule 3.3(b). All of SW’s issued and outstanding membership interests have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by Sellers and in the amounts set forth in Schedule 3.3(b), and are free and clear of all liens, encumbrances and claims of every kind. All such membership interests were offered, issued, sold and delivered in compliance with all applicable state and federal laws concerning the issuance of securities. Further, no such membership interests were issued in violation of the preemptive rights of any past or present member.
     3.4 Obligations to Issue or Sell Equity Interests. No right of first refusal, option, warrant, call, conversion right or commitment of any kind exists which obligates any Company to issue any of its authorized but unissued capital stock, membership interests or other securities or equity interests. In addition, there are no (a) outstanding securities or obligations which are convertible into or exchangeable for any capital stock or membership interests or other securities of any Company, or (b) contracts, arrangements or commitments, written or otherwise, under which any Company is or may become bound to sell or otherwise issue any of its capital stock, membership interests or other securities or equity interests. Without limiting the generality of the foregoing, there is no valid basis upon which any person (other than Sellers) may claim to be in any way the record or beneficial owner of, or to be entitled to acquire (of record or beneficially), any capital stock, membership interest or other security or equity interest of any Company, and no person has made or, to either Seller’s knowledge, threatened to make any such claim. In addition, no Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock, membership interests or other securities or equity interests therein or, except as set forth in Schedule 3.4, to pay any dividend or make any distribution in respect thereof.
     3.5 Subsidiaries. Except as set forth on Schedule 3.5, no Company (a) presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock, membership interest or any other equity interest in any corporation, limited liability company, partnership, association or business entity; or (b) is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity. As of the date of this Agreement, Sooner Land Management, Inc., a wholly-owned subsidiary of SW, has transferred all of its right, title and interest in and to any assets to SW.

     3.6 Predecessor Status; etc. Set forth on Schedule 3.6 is a list of all of the names of all predecessors of each Company, including the names of any entities from whom each Company previously acquired significant assets. Except as disclosed in Schedule 3.6, no Company has ever been a subsidiary or division of another company nor been a part of an acquisition which was later rescinded.
     3.7 Financial Statements.
     (a) Sellers have furnished to Buyer (and copies of which are attached hereto as Schedule 3.7(a)): (i) the balance sheets of the Companies as of December 31, 2004, December 31, 2005 and December 31, 2006; and (ii) the statements of operations of the Companies for the years ending December 31, 2004, December 31, 2005 and December 31, 2006. The financial statements referred to in this subsection are herein collectively referred to as the “Financial Statements.”
     (b) Sellers have furnished to Buyer (and copies of which are attached hereto as Schedule 3.7(b)): (i) the balance sheets of the Companies as of January 31, 2007; and (ii) the statements of operations of the Companies for the period beginning January 1, 2007 and ending January 31, 2007. The financial statements referred to in this subsection are herein collectively referred to as the “Interim Financial Statements.”
     (c) The Financial Statements and the Interim Financial Statements, collectively, in all material respects fairly set forth the financial condition of the Companies as of the dates indicated, and the results of its operations for the periods indicated, and are in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein or in any attachment to Schedules 3.7(a) and 3.7(b) attached hereto.
     3.8 Liabilities and Obligations. For each Company, the Sellers have delivered to Buyer on Schedule 3.8(a) an accurate list, as of the Closing Date, of all of the liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, Sellers have provided a summary description of the liability. Schedule 3.8(b) lists all liabilities that are not Current Liabilities, which shall be assumed by the Sellers at Closing, including but not limited to any fees due to any person or entity disclosed or who should have been disclosed, on Schedule 3.30 (all such liabilities, together with all liabilities not disclosed to Buyer on Schedule 3.8(a), if any, shall be referred to herein as the “Retained Liabilities”).
     3.9 Approvals. Except as set forth on Schedule 3.9, no authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is or was required to be obtained or made by Sellers or any Company in connection with the execution, delivery or performance of this Agreement. All authorizations, consents and approvals set forth on Schedule 3.9 have been obtained, and all registrations and filings have been accomplished.

     3.10 Accounts and Notes Receivable. The Sellers have delivered to Buyer on Schedule 3.10 an accurate list of the Companies’ accounts and notes receivable as of January 31, 2007 and as of the Closing Date, including receivables from and advances to their respective employees and Sellers and amounts which are not reflected in the most recent available balance sheet. Sellers shall provide Buyer with an aging of all accounts and notes receivable showing amounts due in 30-day aging categories for each Company. Such accounts and notes of the Companies are collectible in the amounts shown on Schedule 3.10.
     3.11 Permits and Intangibles. The Sellers have delivered to Buyer on Schedule 3.11 an accurate list and summary description as of the Closing Date of all of the certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals owned or held by each Company, all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 3.11, such permits, titles, fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals are adequate for the operation of the Business, as presently constituted. Except as set forth on Schedule 3.11, the Sellers have delivered to Buyer a description and copies as of the date of this Agreement, of all of the Companies’ material records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies, environmental impact studies filed or submitted or required to be filed or submitted to governmental agencies, other governmental approvals or applications for approval and of all material notifications from such governmental agencies.
     3.12 Personal Property, Options and Leases. The Sellers have delivered to Buyer on Schedule 3.12 an accurate list and a complete description as of the Balance Sheet Date of all of the personal property, leases for equipment and real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the Business, and any option to purchase real property and including an indication as to which assets were formerly owned by business or personal Affiliates of each Company. All leases set forth on Schedule 3.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. All fixed assets used by the Companies in the operation of the Business are either owned by a Company or leased under an agreement indicated on Schedule 3.12. The Sellers have also included on Schedule 3.12 a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real or personal property or existing business, to which management of the Business has devoted any significant effort or expenditure in the two year period prior to the date of this Agreement, which if pursued by the Business would require additional expenditures of significant efforts or capital. Except as described on Schedule 3.12, the Companies own all of the assets and properties used in their respective businesses. Except as described on Schedule 3.12, there are no liens, mortgages, charges, restrictions, pledges, security interests, options, leases, claims, easements, encroachments or encumbrances on any property or assets owned or used by any Company. Notwithstanding anything to the contrary contained in this Agreement, the assets set forth in Schedule 3.12A (the “Excluded Assets”) shall not be deemed a part of the assets of the Companies and shall not be deemed to have been sold, transferred, assigned, conveyed or delivered to Buyer in connection with the Closing of the sale and purchase of the Equity Interests. Prior to the Closing, Sellers shall cause the Companies to distribute any of the

Excluded Assets owned by such Company to Sellers, and the Excluded Assets shall remain the property of Sellers after the Closing. Buyer has had the opportunity, prior to Closing, to review Schedule 3.12 and the assets listed thereon. Buyers represent and warrant to Sellers that there are no claims which Buyer has against Seller, as of Closing, of the existence, condition or operating capability of such assets.
     3.13 Customers; Contracts and Commitments.
     (a) Schedule 3.13(a) sets forth the names and addresses of all of the Business’ customers as of the date hereof, and sets forth monthly billing information related to such customers. None of the customers, to the knowledge of Sellers, intends to terminate or change significantly, its relationship as presently existing, and Sellers have received notice to such effect.
     (b) Schedule 3.13(b) sets forth a true and complete list of all of the Business’ contracts, agreements and other instruments and arrangements (whether written or oral) (a) by which any Company is bound or affected or (b) to which any Company is a party or by which any Company is bound (the “Contracts”), including but not limited to: (i) arrangements relating to providing solid waste collection, transportation or disposal services to any person or entity; (ii) licenses, permits, insurance policies and other arrangements concerning or relating to real estate; (iii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current, future or former employees, agents, and independent contractors or consultants; (iv) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit, (v) brokerage or finder’s agreements; (vi) contracts involving a sharing of profits or expenses; (vii) acquisition or divestiture agreements; (viii) service or operating agreements, manufacturer’s representative agreements or distributorship agreements; (ix) arrangements limiting or restraining any Company with respect to the Business from engaging or competing in any lines of business or with any person; (x) documents granting a power of attorney; and (xi) any other agreements or arrangements that are material to the operation of the Business.
     (c) Except as set forth on Schedule 3.13(c): (i) this Agreement will not give rise to the right of any Party to terminate or modify any contract or agreement, (ii) no Company is a party to any contract, agreement or other instrument or commitment which, singly or in the aggregate, materially and adversely affects such Company’s business, operations, properties, assets or condition (financial or otherwise); and (iii) no Company is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any arrangement with any labor union.
     3.14 Real Property. Except as set forth on Schedule 3.14 attached hereto:
     (a) The Companies own good and marketable title to their respective real property described on Schedule 3.14 (respectively, each “Company‘s Real Property”), free and clear of any lien, mortgage, charge, restriction, pledge, security interest, option, lease, claim, easement, encroachment or encumbrance (“Lien”), other than the Permitted Title Encumbrances set forth in Schedule 3.14, and no person has an option to purchase all or any portion of such real property;

     (b) No Company’s Real Property is subject to any pending or threatened condemnation Proceedings against all or part thereof;
     (c) No Company has ever granted any person or entity a lease, sublease, license, concession, or other right, written or oral, to use or occupy such Company’s Real Property, nor has any Company ever entered into an option, right of first refusal, or other agreement that would permit any person or entity to purchase all or part of such Company’s Real Property; and
     (d) No Company has ever owned, occupied, or conducted operations on any lands, other than that respective Company’s Real Property.
     3.15 Insurance. The Sellers have delivered to Buyer on Schedule 3.15 an accurate list of all of the insurance policies of the Companies, as well as an accurate list of: (a) all of their respective insurance loss runs and worker’s compensation claims received for the past three (3) policy years; (b) all open claims; and (c) all known circumstances reasonably likely to result in a claim. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. None of any Company’s insurance has ever been canceled, and no Company has ever been denied coverage.
     3.16 Employment Matters. Schedule 3.16 contains a list of all employees of the Business, including the annual compensation, hourly wages, daily rate of pay, vacation, sick pay and other benefits for all such employees. The Companies have paid in full to all of their respective employees all wages, salaries, commissions on jobs finished, bonuses and other direct compensation for all services performed (including accrued vacation) by them prior to the Closing and all amounts required to be reimbursed to the employees, and Buyer will not, by reason of anything done prior to the Closing, be liable to any employee for “severance pay” or any other payment. The Companies are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. Buyer understands, represents and warrants that Companies will be liable for the payment of any compensation, wages, vacation, sick pay and other benefits for all such employees from and after Closing (a) for periods after the Closing, and (b) which are reflected in the Working Capital Adjustment.
     3.17 Parachute Provisions. The Sellers have delivered to Buyer on Schedule 3.17 an accurate schedule showing all of the Companies’ employment agreements and any other agreements containing “parachute” provisions, and deferred compensation agreements (which shall be Retained Liabilities pursuant to Section 3.8), together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date.
     3.18 Benefit Plans; ERISA Compliance.
     (a) Schedule 3.18 contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to in this Section 3.18 as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.18 as “Welfare Plans”) and all other Benefit Plans, as defined below, currently maintained in whole or in part, contributed to, or required to be contributed to by the Companies for the benefit of any of their respective present or former officers, employees or directors. The Sellers have delivered to Buyer true, complete and correct copies of (a) the Pension Plans, Welfare Plans and Benefit Plans (or, in the case of any unwritten Benefit Plans, descriptions thereof) of the Companies, (b) all material correspondence for the last three (3) years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, pending, contemplated or announced plan audits with respect to any such Pension Plan, Welfare Plan or Benefit Plan, if any, and (c) all other information reasonably requested by Buyer.
     (b) No Company maintains any Pension Plan or Benefit Plan intended to be a tax qualified plan described Section 401(a) of the Code, and no such plan is or has been subject to the minimum funding rules of Code Section 412 or ERISA Section 302, or the plan termination insurance provisions of Title IV of ERISA.
     (c) Each of the Pension Plans, Welfare Plans and Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, the Companies: (i) has been in material compliance with all reporting and disclosure requirements of (A) Part 1 or Subtitle B of Title I of ERISA, if applicable, or (B) other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) filed timely with the appropriate governmental entity for each year of its existence, (iii) has at all times complied with the bonding requirements of (A) Section 412 of ERISA, if applicable, or (B) other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to any Company or any of their respective subsidiaries which may subject such Company or any of their respective subsidiaries to the payment of any material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all respects in material compliance with the applicable requirements of ERISA, the Code and other applicable law not otherwise covered hereunder so as not to give rise to any material liabilities to any Company.
     (d) There are no voluntary employee benefit associations maintained by any Company and intended to be exempt from federal income tax under Section 501(c)(9) of the Code.
     (e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to, or trigger, any change of control, severance or other similar provisions in any Pension Plan, Welfare Plan or Benefit Plan sponsored by any Company. The consummation of any transaction contemplated by this Agreement will not result in any: (i) payment (whether of severance pay or otherwise) becoming due from the Companies to any of their respective officers, employees, former employees or directors or to the trustee under any “rabbi trust” or similar arrangement; (ii) benefit under any Benefit Plan of the Companies being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by any Company, directly or indirectly, to any person that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

     (f) No Company provides any material post-retirement medical, health, disability or death protection coverage or contribute to or maintain any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has any Company made any representations, agreements, covenants or commitments to provide that coverage.
     (g) With respect to any Welfare Plan of the Companies, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to any Company on or at any time after the Closing Date.
     (h) All contributions required by law or by a collective bargaining or other agreement to be made under any Pension Plan, Welfare Plan or Benefit Plan of any Company with respect to all periods through the Closing Date, including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by such Company. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Pension Plan, Welfare Plan or Benefit Plan of any Company since the date on which the information provided in the attached Schedule 3.18 has been provided, and no such changes are scheduled to occur.
     (i) No Company has, nor will any Company have, any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Pension Plan, Welfare Plan or Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with any such Company.
     3.19 Conformity with Law.
     (a) Each Company has complied in all material respects with, and no Company is in material default under, any law, rule, ordinance, ruling, directive, or regulation or any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over such Company or any of their respective assets or businesses; there are no claims, actions, suits or Proceedings, pending or threatened, against or affecting any Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over such Company or their respective businesses; and no notice of any claim, action, suit or Proceeding, whether pending or threatened, has been received by any Company.

     (b) The Companies have conducted and are conducting the Business in material compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, transportation, wage and hour, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters, and trading-with-the-enemy matters.
     (c) No Company has received any notification of any asserted present or past unremedied failure by it to comply with any of such laws, rules, ordinances, decrees or orders.
     3.20 Taxes.
     (a) Each Company has timely filed all requisite federal and other Tax Returns for all fiscal periods ended on or before the Balance Sheet Date; there are no open years, examinations in progress or claims against the Company for federal and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date; and, except as set forth on Schedule 3.20, no notice of any claim, whether pending or threatened, for Taxes has been received. No Company is a party to any Tax allocation or sharing agreement (i.e., any agreement or arrangement for the payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes any such Company); there are no requests for rulings in respect of any Tax pending by any Company with any tax authority; except as set forth on Schedule 3.20, no penalty or deficiency in respect of any Taxes which has been assessed against any Company remains unpaid; and, except as set forth on Schedule 3.20, all taxes (whether or not shown on any Tax Return) for all fiscal years ending on or before the Closing Date have been fully paid or appropriate deposits or adequate accruals have been made therefore in the Financial Statements of the Companies. The amounts shown as accruals for Taxes on the Financial Statements of each Company as of the Balance Sheet Date delivered to Buyer as a part of Schedule 3.7 are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before the Closing Date, each Company has reserved an amount sufficient to pay all such Taxes, and the working capital of each Company is sufficient to pay any such Tax applicable to it.
     (b) Copies of (i) any tax examinations, (ii) extensions of statutory limitations, and (iii) the federal and local income tax returns and franchise tax returns of the Companies for the last three (3) fiscal years, or such shorter period of time as any such Company has existed, are attached hereto as Schedule 3.20.
     (c) Schedule 3.20 also lists each of the Companies that is a subchapter S corporation within the meaning of sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (“Code”). Each of the Companies so identified have been a qualified subchapter S corporation at all times since the date shown on such schedule up to and including the Closing Date. Each of the Companies and the Sellers will not revoke any such Company’s election to be taxed as an S corporation within the meaning of Code §§1361 and 1362. Neither any Company nor any Seller will take or allow any action that would result in the termination of any such Company’s status as a validly electing S corporation within the meaning of Code §§1361 and 1362.
     (d) Schedule 3.20 also lists any “qualified subchapter S subsidiary” within the meaning of sections 1361(b)(3)(B) and 1362 of the Code. Each of the subsidiaries so identified have been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date. Each of the Companies and the Sellers will not revoke any such Company’s election to be taxed as an S corporation within the meaning of Code §§1361 and 1362. Neither any Company nor any Seller will take or allow any action that would result in the termination of any such Company’s status as a validly electing S corporation within the meaning of Code §§1361 and 1362.
     (e) For purposes of this Section 3.20, “Tax” shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     3.21 Completeness. The certified copies of the Certificates of Incorporation, Bylaws, Articles of Organization and Operating Agreement, each as amended to date, of the Companies and the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or which have been delivered to Buyer in connection with the transactions contemplated hereby are complete and correct; no Company nor any other Party hereto is in material default thereunder; except as set forth in the schedules and documents attached to this Agreement, the rights and benefits of each Company thereunder will not be adversely affected by the transactions contemplated hereby; and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof.
     3.22 Government Contracts. Except as set forth on Schedule 3.22, no Company is now, and none has ever been, a party to any governmental contract subject to price redetermination or renegotiation.
     3.23 Absence of Changes. Except as set forth in Schedule 3.23, since December 31, 2006, there has not been:
     (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of any Company;

     (b) any damage, destruction or loss (whether or not covered by insurance), change in zoning, or change in any law, rule, regulation, ordinance, or permit condition, materially adversely affecting the properties or business of any Company;
     (c) any change in the authorized or outstanding membership interests of any Company or any grant of any options, warrants, calls, conversion rights or commitments;
     (d) any declaration or payment of any dividend or distribution in respect of the membership interests or any direct or indirect redemption, purchase or other acquisition of any of the membership interests of any Company;
     (e) any bonus or any increase in the compensation, sales commissions, fringe benefits or fee arrangement payable or to become payable by any Company to any of its officers, directors, employees, consultants or agents or any change in the method by which sales commissions are calculated and paid;
     (f) any work interruptions, labor grievances or claims filed or, to any Company’s knowledge, any proposed law or regulation or any event or condition of any character, materially adversely affecting the business or future prospects of the Companies;
     (g) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of any Company to any person;
     (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to any Company;
     (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in the assets, property or rights of any Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
     (j) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of any Company;
     (k) any waiver of any material rights or claims of any Company;
     (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which any Company is a party; or
     (m) any transaction by any Company outside the ordinary course of its business.
3.24 Deposit Accounts; Powers of Attorney. Each Company has delivered to Buyer on Schedule 3.24 an accurate list as of the date of this Agreement, of:
     (a) the name of each financial institution in which each such Company has accounts or safe deposit boxes;

     (b) the names in which such accounts or boxes are held;
     (c) the type of accounts; and
     (d) the name of each person authorized to draw thereon or have access thereto.
     (e) Schedule 3.24 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from each such Company or any of its subsidiaries and a description of the terms of such power. Each such power has been or will be canceled on or before the Closing Date.
     3.25 Proprietary Rights. Except as set forth on Schedule 3.25, no Company owns or has any right or interest in any Intellectual Property, or any license or assignment with respect thereto. No Company has granted to any third party a license or other authorization to use any Intellectual Property of such Company (except to any other one or more of the Companies), and no third party owns any ownership interest in or holds any claim, lien or other encumbrance, on any Company’s Intellectual Property. Neither any Company nor the Sellers have received any notification that any Company has infringed upon or is infringing upon, or has engaged in or is engaging in any unauthorized use or misappropriation of, any Intellectual Property owned by or belonging to any other person; and there is no pending or threatened claim, and no basis for the assertion of any valid claim, against any Company with respect to any such infringement, unauthorized use or misappropriation. Except for software used in connection with the operation of the Business, no Company has entered into any licensing agreements to use the Intellectual Property of third parties, and no Company owes to any third parties royalties for the use of Intellectual Property.
     3.26 Validity of Obligations. The execution and delivery of this Agreement by each Company and the performance of the transactions contemplated herein have been duly and validly authorized by the members of each Company, and this Agreement has been duly and validly authorized by all necessary limited liability company action and is a legal, valid and binding obligation of each Company and the Sellers.
     3.27 Relations with Governments. Neither any Company, nor any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any Company, has used any funds of any Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Each Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither any Company, nor any shareholder, member, manager, director, officer, agent, employee or other person acting on behalf of any Company, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Companies have at all times complied, and are in compliance, in all material respects, with the Foreign Corrupt Practices Act and in all material respects with all foreign laws and regulations relating to prevention of corrupt practices.
     3.28 Conflicts of Interest. To the best of Sellers’ knowledge, except as set forth on Schedule 3.28, neither (i) any past or present director, officer, manager or member of any Company, nor (ii) Sellers, nor (iii) any relative of any past or present director, officer, manager or member of any Company or Sellers, nor (iv) any corporation, limited liability company, partnership, trust or other entity of which any such past or present officer, director, manager or member of any Company:
     (a) has a direct or indirect interest in, or has ever been a party, directly or indirectly, to any transaction with any Company, including without limitation any agreement or other arrangement providing for the furnishing of services by or to any Company or the rental of any property from or to any Company, or otherwise requiring or contemplating any payments by or to any Company;
     (b) owns directly or indirectly any interest in any corporation, firm, partnership, trust or other entity or business which is a competitor, potential competitor, customer, client or supplier of the Company or any related business. For purposes of this Section 3.28(b), competitors shall include, without limitation, persons or entities engaged in waste transportation, recycling, transfer and/or disposal operations;
     (c) owns any legal or equitable interest in, nor is the holder of liens on, any real property, equipment, fixtures, vehicles, Intellectual Property, contract rights, permits, licenses, accounts, general intangibles, or other assets utilized by any Company in the operation of its businesses;
     (d) has any claims against, or is owed any amounts (including, without limitation any bonuses, commissions, royalties, rentals or other payments) by, any Company; nor
     (e) has incurred any liability, contingent or otherwise, to, nor is indebted to, any Company.
     3.29 Environmental Matters. The Companies and Sellers have delivered to Buyer all of the correspondence, agreements, notices or other documents related to the items set forth on Schedule 3.29. Schedule 3.29 also contains a list of all disposal sites used by the Business since its inception.
     Except as set forth in Schedule 3.29:
     (a) no Company nor any property (whether real or personal) which is or was formerly leased, used, operated, owned or managed in whole or in part in any manner by any Company or any of its organizational predecessors (individually, any “Business Facility”, and collectively, the “Business Facilities”) and all operations of the Companies and their respective Business Facilities, are in material compliance and have been in material compliance with all applicable Environmental Laws;
     (b) each Company and its Business Facilities has obtained and is in material compliance with all permits, licenses, registrations, approvals and other authorizations (including all applications for all of the foregoing) required under any Environmental Law for the business of such Company as currently conducted (collectively, “Environmental

Permits”), and Schedule 3.29 contains an accurate and complete listing of all of the Business Facilities and all of the Environmental Permits of each Company;
     (c) there is no past or present event, condition or circumstance that may interfere with the conduct of any Company’s business in the manner now conducted relating to such Company’s compliance with Environmental Laws or which constitutes a material violation thereof, or which could have a material adverse effect upon such Company’s business or financial condition;
     (d) during the term of each Company’s ownership of or control of its Business Facilities (“Ownership Term”), each Company and its respective Business Facilities, and any operations thereon, have not been and are not currently subject to an Environmental Claim;
     (e) there are no Environmental Claims or investigations pending or threatened, involving the release or threat of release of any Polluting Substances from or on (i) any Business Facility of any Company, or (ii) any other property where Polluting Substances generated by any Company or originating from any Business Facility of any Company have been recycled, stored, treated, released or disposed, or (iii) any property to which Polluting Substances were transported by any Company or (iv) any property on which any Company performs or performed or may be required to perform Remediation;
     (f) there are no Polluting Substances on any Business Facility of any Company in an amount or concentration which would require reporting to any governmental authority or Remediation to comply with the requirements of Environmental Laws and which have not been so reported;
     (g) no Company has undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement or extended any offer for the payment of costs associated with such activity;
     (h) each Company has filed all notices, notifications, financial assurance, applications and all similar documents which are required to be obtained or filed for the operation of its business or the use or operation of any of its Business Facilities and has not received any notification that such filings are incomplete or insufficient;
     (i) there are no Environmental Claims for which any Company has failed to notify its insurers within contractually required notice periods or for which insurers have denied coverage or reserved their rights to deny coverage;
     (j) there are no false or misleading statements in any current or prior Environmental Permit relating to any Company or any of its Business Facilities;
     (k) the transactions contemplated by this Agreement will not require the amendment or transfer of any of the Environmental Permits;
     (l) no Company is now, and to the best of the Companies’ and Sellers’ knowledge, no Company will be in the future (based solely upon the Environmental Laws as they exist on the Closing Date), as a result of the operation or condition of any Business

Facility of any Company or the businesses thereon as conducted prior to or at Closing, subject to any: (i) contingent liability in connection with any release or threatened release of Polluting Substances into the environment other than the normal or routine disposal of solid waste, whether on or off the Properties or any Business Facility of any Company; (ii) reclamation, decontamination or Remediation requirements under Environmental Laws, or any reporting requirements related thereto, except for ordinary closure requirements under Environmental Laws; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;
     (m) there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which any Company has agreed to, assumed or retained, by contract or otherwise, except as referenced in the Environmental Permits;
     (n) there are no, nor to any Company’s or the Sellers’ respective knowledge, have there ever been any, storage tanks on or under any Business Facility of any Company, and all Business Facilities of the Companies containing such tanks during the Ownership Term has been remediated in compliance with all Environmental Laws; and
     (o) to the knowledge of the Sellers:
     (i) no drinking water intakes or water wells exist within a two-mile radius of any Business Facility of any Company, which could have an adverse affect on the Environmental Permits or any other governmental authorization;
     (ii) there are no polychlorinated biphenyls on or in the Properties or any Business Facility of any Company or any equipment or fixtures thereon; and
     (iii) there are no airports, flood plains, wetlands, fault areas or seismic impact zones on or near any property of any Company which could have a material effect on the Environmental Permits, any governmental authorization or the assets of any Company.
     3.30 No Broker’s or Finder’s Fees. Except as set forth in Schedule 3.30, no agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of Sellers or any Company in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.
     3.31 Litigation. Except as set forth in Schedule 3.31, there are no Proceedings pending or, to the knowledge of Sellers or any Company, threatened against any Company, or challenging the validity or propriety of the transactions contemplated by this Agreement or any permit or other governmental authorization; to the knowledge of Sellers and the Companies, there is no basis or ground for any such Proceedings; and there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against any Company or Sellers or their respective assets, which relates to or could have an effect on any Company. Set forth on Schedule 3.31 are all Proceedings during the last five years to which any Company was a party, or which, to the knowledge of Sellers or the Companies, were threatened against any Company, or which relate in any manner to the assets of any Company. The Parties acknowledge that AW has received notice of a claim to be filed for a truck wreck which occurred on January 5, 2007 in Denton County, Texas (the “Accident”). Sellers have notified AW’s insurance company, and, subject to AW’s insurance policies, Sellers retain the right to control the litigation, including the defense of the claim and any Proceeding arising therefrom and the hiring of counsel, experts and all decision making with regard to settlement. Sellers warrant and represent that, as between the Parties to this Agreement, Sellers shall be fully responsible for any and all Losses arising out of the Accident and any Proceeding arising out of the Accident.
     3.32 Disclosure. To the knowledge of Sellers, this Agreement and the schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein not misleading. If prior to Closing, Sellers become aware of any fact or circumstance which would change a representation or warranty of Sellers in this Agreement or any representation made on behalf of Sellers or the Companies, Sellers shall immediately give notice of such fact or circumstance to Buyer. Such notification shall not relieve Sellers of their obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of each and every warranty and representation of the Sellers and the Companies at the date of this Agreement and at the Closing, shall be a precondition to the consummation of this transaction.
4. REPRESENTATIONS OF BUYER
     Buyer represents and warrants that all of the following representations and warranties are true as of the date of this Agreement and shall be true at the time of Closing:
     4.1 Due Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on its business.
     4.2 Execution.
     (a) the execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Buyer; and
     (b) this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.
     4.3 Conformity with Law. Buyer has the power and right to enter into and perform this Agreement and the transactions contemplated herein. Neither Buyer’s execution of this Agreement nor the consummation of the transactions contemplated herein violate or conflict with (a) any law, rule, regulation, ordinance or decree applicable to the Buyer; (b) any provision of Buyer’s Certificate of Organization or Operating Agreement; or (c) any material agreement or instrument to which Buyer is a party or by which it is bound.

     4.4 No Broker’s or Finder’s Fees. Except as set forth on Schedule 4.4, no agent, broker, investment banker, person or firm has acted directly or indirectly on behalf of Buyer in connection with this Agreement or the transactions contemplated herein who will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated herein.
     4.5 Access to Information; Counsel. Buyer has been provided access to information concerning the Company, and has had the opportunity to consult with counsel regarding this Agreement. Notwithstanding the foregoing, Buyer’s investigation and representation by counsel shall not limit or diminish Buyer’s reliance upon the representations, warranties and covenants set forth in this Agreement.
5. COVENANTS OF THE PARTIES
     5.1 Notices and Approvals. The Sellers shall timely give all notices and request all approvals and assignments that may be required under applicable law or any of the permits, agreements, orders or other instruments to which the Companies are bound, in connection with the contemplated transaction.
     5.2 Access to Information.
     (a) On and after the date of this Agreement, Sellers will furnish to Buyer such information with respect to the Companies as Buyer shall reasonably request. Without limitation of the foregoing, Sellers shall (i) afford to Buyer and its officers, employees, accountants, consultants, counsel and other authorized representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 12 hereof, to the Companies’ Business Facilities and books and records relating to the Companies; (ii) use their best efforts to cause its representatives to furnish to Buyer and its authorized representatives such additional financial and operating data and other information as to the Companies as Buyer or its duly authorized representatives may from time to time reasonably request; and (iii) afford Buyer and its representatives reasonable access, throughout the period prior to the Closing Date, to the Companies’ present and potential customers, such that Buyer may conduct such due diligence investigation relating to customer relations as Buyer deems reasonably necessary or appropriate. Sellers hereby release, discharge and hold harmless Buyer, any affiliate or subsidiary of Buyer, and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner, servant, consultant, representative, trustee, successor or assign of Buyer or of any of its affiliates or subsidiaries, from all liability or claims by reason of any such access or contact referred to in this Section 5.2, except for any misuse by Buyer of such information.
     (b) Buyer covenants and agrees that all due diligence materials will be used solely for the purposes of assessing the Companies in connection with Buyer’s possible acquisition thereof pursuant to this Agreement, and that any other use shall be strictly prohibited. The parties acknowledge that a certain Confidentiality and Non-disclosure Agreement dated August 11, 2005 was executed by WCA Waste Corporation on behalf of Buyer, the Companies and the Sellers, and remains in full force and effect.

     5.3 Copies of Agreements. True and correct copies of all agreements (including copies of all insurance agreements) relating to the Companies shall be delivered to Buyer on the Closing Date.
     5.4 Records. Sellers shall retain and maintain the records of the Companies in the normal course of business.
     5.5 Taxes.
     (a) From and after the Closing, upon written notice by Buyer, Sellers shall pay to Buyer or, at Sellers’ option, to the Internal Revenue Service and/or federal, state or local taxing authorities, as appropriate, and shall otherwise indemnify, save and hold Buyer harmless from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses asserted against, resulting to, imposed upon or incurred by Buyer with respect to the Companies which directly or indirectly relate to or arise out of any tax years (including partial years) prior to the Closing Date with respect to any deficiencies assessed by the Internal Revenue Service and/or federal, state and local taxing authorities for any federal, state or local income, sales, ad valorem or other tax liability arising prior to the Closing Date. Sellers shall also be obligated under this Section 5.5 for any assessment caused by any act or failure to act on the part of Sellers after the date of this Agreement. Ad valorem and other real estate taxes and similar taxes and assessments relating to the Real Property shall be prorated between Sellers and Buyer as of the Closing Date, based on estimates of the amount of taxes that will be due and payable on the Real Property during the calendar year in which the Closing Date occurs.
     (b) For purposes of the taxable year in which the transaction contemplated by this Agreement shall close, Sellers, at Sellers’ sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date, including, but not limited to, the final Federal and State income tax returns for as “S” Corporations (the “Final Returns”) as defined in Section 1361, et. Seq. of the Code. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer shall, upon written request of Sellers, provide financial statements and information, records and documents necessary to complete the filing of the Final Returns. Buyer and Sellers agree that the method of allocating items of income, gain, loss, deduction and other Tax items on the Final Returns will be based upon actual items of income, expense, gain, loss, deduction and other Tax items realized and recognized by Companies on or before Closing in the manner set forth in Treasury Regulation §1.1362-3(b)(2). Sellers and Buyer agree to execute such documents, elections, statement or other attachments required to be included with the Final Returns to effectuate the intent and purpose of this Subsection 5.5(b). Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on the Tax Returns in a manner consistent with the Schedule K-1s furnished by the Companies to the Sellers for such periods. Sellers shall pay all Taxes attributable to the Companies for the period prior to Closing in the normal course of Sellers’ businesses.

     (c) Notwithstanding the foregoing or anything to the contrary contained herein, Buyer and Sellers agree that in the event of an audit or other examination of the Final Return or other report filed with respect to Taxes by any governmental authority after the Closing Date which includes any period ending on or before the Closing Date, Sellers shall consult Buyer, and Buyer shall provide Sellers such assistance as reasonably may be requested in connection with the preparation of such audit or other examination or any judicial or administrative proceeding relating to liability for Taxes, and Buyer shall provide Sellers with any records or information related to the Companies that may be relevant to any of the foregoing. Notwithstanding the foregoing or anything to the contrary contained herein, Buyer and Sellers agree that in the event of an examination or attempt to assess additional Federal or State income tax (“Income Tax Claim”) for which Sellers have responsibility to pay, as identified in Subsection 5.5(a) hereinabove, or otherwise in this Agreement, Sellers shall have complete authority to review, examine, and determine the course of any defense or take any action necessary to defend, adjudicate or oppose, whether by protest, court action or otherwise, such Income Tax Claim and Buyer agrees for itself and Companies to fully and completely cooperate with Sellers in the defense of any such Income Tax Claim at Sellers’ sole cost and expense.
     5.6 Conduct of the Business Pending the Closing Date. Sellers agree that, except pursuant to the prior written consent of Buyer, during the period commencing on the date hereof and ending on the Closing Date, Sellers will:
     (a) Operate the Companies only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use reasonable efforts to preserve the present relationships with persons having business dealings with Sellers;
     (b) Maintain customary levels of customer service with respect to the Companies;
     (c) Take all actions reasonably necessary and appropriate to preserve, protect and maintain all of the assets of the Companies other than disposable assets in customary repair, order and condition (reasonable wear and tear excepted);
     (d) Not sell, transfer, convey or otherwise dispose of, with or without consideration, any of the assets of the Companies, other than in the ordinary course of business consistent with past practice;
     (e) Not mortgage, pledge or subject to any Lien, lease, security interest or other charge or encumbrance any of the assets of the Companies, other than in the ordinary course of business consistent with prior practice;
     (f) Not adopt any employee benefit plan covering employees of the Companies;
     (g) Not enter into any contract or agreement or other commitment with any third party relating to any acquisition or disposition of all or a portion of the assets used in, or held for use in connection with the operations of, the Companies; or

     (h) Not expend sums or obligate the company for an amount in excess of $25,000 in the aggregate (outside of payments in the ordinary course of the Business for its on-going operations as operated on December 31, 2006 without the prior approval of the Buyer.
     5.7 Compliance with Laws. Sellers and Buyer shall comply with all applicable laws in all material respects, as may be required for the sale and transfer of the Companies and for the performance of all other acts and things contemplated by this Agreement.
     5.8 Notice of Breach. In the event of, and promptly after, the taking of any action or occurrence or threatened occurrence of any event, the taking of which would make untrue, inaccurate or misleading, or would constitute or result in a breach or violation of, any of the representations, warranties, covenants or agreements of a party set forth herein, or would, if it had occurred prior to the date hereof, make any representation or warranty made by such party herein untrue, inaccurate or misleading, such party shall promptly give written notice thereof to the other party.
     5.9 Consents. Sellers shall use their best efforts to obtain the consent, waiver or approval of each person or entity whose consent or approval is required for the consummation by Sellers of the transactions contemplated hereby and to take any action necessary or advisable to accomplish the transactions contemplated hereby.
     5.10 Exclusivity. The Sellers will not (and the Sellers will not cause or permit any Company to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock of, or any substantial portion of the assets of, any Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will not vote its equity interests in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     5.11 Public Announcements. Prior to the Closing Date, Sellers shall not furnish any written communication to any third party or to the public generally if the subject matter thereof relates to the existence of this Agreement or Buyer’s involvement herein or to the transactions contemplated hereby without the prior written approval of Buyer as to the content thereof, which approval may be granted or withheld in Buyer’s sole discretion; provided, however, that the foregoing shall not be deemed to prohibit any disclosure to Sellers’ lenders and financial and legal advisors, or as required by any applicable law, or as required by any governmental authority having jurisdiction over such matters, so long as such disclosure does not conflict with or expand upon any information required to be disclosed by Buyer.
     5.12 Reasonable Efforts. Each of the parties hereto agrees to use reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable to satisfy promptly all conditions required hereby to be satisfied by such party in order to consummate and make effective the transactions contemplated hereby.

     5.13 Notification. Sellers shall notify Buyer, and Buyer shall immediately notify Sellers, of any litigation, arbitration or administrative proceeding pending or, to any of their knowledge, threatened against any Company, Sellers or Buyer, as the case may be, which challenges the transactions contemplated hereby.
     5.14 Injunctions. If any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.
     5.15 Owned Real Property.
     (a) Title Commitment. With respect to the real property owned by any of the Companies (the “Owned Real Property”), Sellers shall, within ten (10) days after the date of this Agreement, deliver or cause to be delivered to Buyer (i) a commitment for title insurance (a “Title Commitment”), from a title company of Buyer’s choice (the “Title Company”), setting forth the status of the title of the Owned Real Property and showing all title encumbrances and other matters of record (“Real Property Encumbrances”) and all improvements thereon; and (ii) a true, complete and legible copy of all documents referred to in such Title Commitment. One-half of the costs for the Title Commitment will be paid by Buyer, and one-half of the costs for the Title Commitment will be paid by Sellers.
     (b) Survey. Within ten (10) days after the date of this Agreement, Seller shall obtain a survey for the Owned Real Property (the “Survey”) consisting of a plat and field notes. The Survey shall be prepared pursuant to a current on-the-ground staked survey performed by a registered public surveyor or engineer satisfactory to Buyer and the Title Company. The Survey shall conform to the standards of the Oklahoma Society of Professional Surveyors, and (i) reflect the location and actual dimensions of and the total number of square feet of land and improvements comprising the Owned Real Property, (ii) identify any rights-of-way, improvements, easements, or any Real Property Encumbrances by applicable recording reference, (iii) identify any protrusions, encroachments, fences, building lines, public utilities not of record, and flood plain status, and (iv) include the Surveyor’s registered number and seal, the date of each Survey and a narrative certificate acceptable to Buyer and the Title Company. One-half of the costs for the Survey will be paid by Buyer, and one-half of the costs for the Survey will be paid by Sellers.
     (c) Title and Survey Objections. If the Title Commitment or Survey fail to show good and indefeasible fee simple title to the Owned Real Property to be in one or more of the Companies, free and clear of all Real Property Encumbrances, then Buyer shall give Sellers written notice thereof within ten (10) days after Buyer’s receipt of the last of the Title Commitment, Survey, and all documents referred to therein, specifying Buyer’s objections (“Objections”), if any. At Closing, Sellers will provide releases for any deed of trust liens, judgment liens, mechanics liens, delinquent taxes, or any other monetary liens, if any, encumbering the Owned Real Property. If Buyer gives such notice to Sellers, then Sellers, at Sellers’ option, may cure the Objections during the Cure Period (as defined below).

     (d) Cure Period. If Buyer gives such notice of Objections and Sellers do not cure or elect not to cure the Objections and, if applicable, cause the Title Commitment and Survey to be amended to give effect to matters that are cured and give Buyer written notice thereof within ten (10) days following receipt of the written notice of Objections from Buyer (“Cure Period”), Buyer may either (i) terminate this Agreement by giving written notice (the “Buyer Termination Notice”) thereof to Sellers and the Title Company at any time prior to Closing, and neither party hereto shall have any further rights or obligations hereunder, except those rights and obligations specifically surviving the termination of this Agreement; or (ii) waive the Objections and close the purchase of the Company subject to the Objections which shall be deemed to be “Permitted Title Encumbrances.” Notwithstanding the foregoing sentence, if Sellers have commenced curing the Objections during the Cure Period and is diligently prosecuting the cure, then Buyer in Buyer’s sole discretion may extend the Closing for an amount of time Buyer deems necessary for Sellers to cure the Objections.
     (e) Review of Documents. Within ten (10) days after the date of this Agreement, Sellers shall deliver to Buyer for Buyer’s review (i) copies of the tax statements covering the Owned Real Property for the year prior to the current year and, if available, for the current year, (ii) copies of any leases affecting the Owned Real Property, if any, (iii) copies of all reports, surveys, and studies, including, without limitation, any environmental studies, prepared by or on behalf of Sellers with respect to the Owned Real Property, and (iv) copies of any documents, notices, or information in Sellers’ or any Company’s possession relating to any easements or claims of easement, rights, rights-of-way, licenses or other unrecorded interests of third parties (other than pursuant to the leases) in and to the Owned Real Property, the condition of the Owned Real Property, including any environmental condition or condition constituting a violation of any ordinance, regulation, law, or statute of any governmental agency, including, without limitation, any Environmental Law or zoning ordinance; and any threatened or pending administrative or condemnation proceedings or litigation with respect to the Owned Real Property.
     (f) Inspections and Tests. At any time prior to Closing, Buyer and its agents, contractors, or representatives, at Buyer’s sole cost, may go on to the Real Property to make inspections, surveys, test borings, environmental inspections, and other tests and surveys; provided, however, that upon completion of such tests Buyer will restore the Real Property to substantially the condition as existed prior to such tests.
     5.16. Audit. Upon the execution of this Agreement, Sellers will engage external auditors to audit the Companies’ financial records (including up to three years of historical data). Sellers, to the extent reasonable and appropriate and otherwise consistent with the terms of this Agreement, shall cooperate with such audit and will assist in the completion of such audit, including by providing such documents that are necessary to complete the audit and by making representations regarding the Companies’ businesses and the Companies’ financial records relating to any period preceding the Closing, but only to the extent that such actions are requested in writing by, or at the direction of, WCA’s external auditors (including having the Companies’ financial records converted, for Buyer’s use only, to accrual based accounting financials in accordance with GAAP). Buyer will reimburse Sellers for their out-of pocket costs and expenses related to this audit. The results of such audit shall not be a basis for Buyer to reduce the Purchase Price.
     5.17 [INTENTIONALLY OMITTED]
     5.18 Supplementation of Schedules. The Companies and Sellers shall update, supplement and/or modify any schedule attached hereto as necessary such that each is accurate and complete as of the Closing.
     5.19 Allocation of Purchase Price. The Purchase Price and other relevant items shall be allocated among the assets of the Companies in accordance with their fair market value, as reasonably determined by the Buyer and the Sellers in accordance with Sections 338, 754, 755 and 1060 of the Code and the regulations thereunder. The parties shall report for federal tax purposes in a manner consistent with such allocation on IRS Form 8883, and such other forms as may be required, and in accordance with, the relevant provisions of the Code. At the Buyer’s direction, the Companies and each of the Sellers will join with Buyer, if applicable, in making an election under sections 338(h)(10) and 754 of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of Companies hereunder (the “Election”). Sellers will include any income, gain, loss, deduction, or other tax item resulting from the Election on their Tax Returns to the extent required by applicable law. At closing, the Buyer and Sellers shall execute all necessary forms to effectuate the Elections, and said executed forms shall be delivered to Buyer at Closing.
     5.20 Substitution of Financial Assurance. At Closing Buyer agrees to deliver to Sellers evidence that Buyer, on behalf of the Companies, has obtained financial assurance which will be delivered to the Oklahoma Department of Environmental Quality (“ODEQ”) in the normal course of Buyer’s business. Such financial assurance will be in an amount sufficient to permit the ODEQ to replace all financial assurance mechanisms currently on deposit for the benefit of the ODEQ for the closure and post-closure obligations of the Companies (all of which are described on Schedule 5.20 and referred to herein as the “Existing Financial Assurance”). Buyer will cooperate with the Sellers to obtain the release of any Existing Financial Assurance and any collateral backing such Existing Financial Assurance. Immediately upon the release of the Existing Financial Assurance or such collateral by the ODEQ, Buyer will deliver to Sellers all sums not delivered to the Sellers directly by the ODEQ. IT IS EXPRESSLY UNDERSTOOD AND AGREED BY BOTH PARTIES THAT SELLERS WILL NOT BE RESPONSIBLE IN WHOLE OR IN PART FOR PAYMENT OF ANY CLOSURE OR POST-CLOSURE REQUIREMENTS OR PAYMENT TO ODEQ RELATED THERETO.
     5.21 Transition Operations. For a period of 120 days following the date of Closing, without additional consideration, Sellers agree to assist Buyer with the orderly transition of the operations of the Business from Sellers to Buyer. Such assistance shall include, without limitation, assisting Buyer in obtaining contracts with current customers, routing transition activities and developing sufficient information to allow Buyer to compile accurate customer billings. The foregoing is not intended to require Sellers to maintain regular office hours or work on anything other than a part-time basis. Any and all costs or expenses incurred by Sellers, including travel expenses in connection with the foregoing, shall be paid by Buyer.

6. NONCOMPETITION
     6.1 Prohibited Activities:
     (a) Except as set forth in the following paragraph, neither Sellers nor either Seller’s spouse (collectively, the “Restricted Parties”), shall for any reason whatsoever, directly or indirectly, for himself or itself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature, engage, as an officer, director, shareholder, owner, member, partner, joint venturer, lender or in any other capacity, whether as an employee, independent contractor, consultant, advisor, or otherwise, or as a sales representative, of any business in direct or indirect competition with any Company or Buyer or an Affiliate of Buyer located or operating within *** (as exist at the time of Closing) (the “Non-Compete Area”, which is attached as Exhibit 6.1(a)) .
     Notwithstanding the foregoing provisions of this paragraph (a) each Restricted Party may (i) be a passive investor owning no more than five percent (5%) of the outstanding equity securities of any corporation or other entity the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such persons have no other connection whatsoever and/or (ii) invest in or act as an employee of, consultant for, or hold another position with, Buyer or an Affiliate of Buyer;
     (b) The Restricted Parties shall not, and each of them shall cause each of his Affiliates not to, offer to employ any person who is, at that time, or who has been within two (2) years prior to that time, an employee of any Company or Buyer;
     (c) With respect to operations or transactions in the Non-Compete Area, the Restricted Parties shall not, and each of them shall cause his Affiliates to not, engage or participate in any effort or act to solicit or induce any customer, supplier, associate, employee, sales or other agent, independent contractor, or other person in a business relationship with Buyer or any Company, or which has been a customer, supplier, associate, employee, sales or other agent, independent contractor, or other person in a business relationship with Buyer or any Company within three (3) years prior to that time, to discontinue such relationship with Buyer or such Company, or to take any action which is calculated to harm Buyer or such Company;
     (d) With respect to operations or transactions in the Non-Compete Area, none of the Restricted Parties shall, for any reason whatsoever, directly or indirectly for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature, call upon any prospective acquisition candidate of such persons, on such persons’ behalf or on behalf of any competitor.
     (e) The time period for the restrictions set forth in this Article 6 shall be *** after the Closing Date.
     6.2 Damages. The Restricted Parties each acknowledge that the damages that would be suffered by Buyer as a result of any breach of the provisions of this Article 6 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, Buyer shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Article 6 or otherwise to specifically enforce any of the provisions hereof, and Buyer shall not be obligated to post a bond or other security in seeking such relief. This remedy is in addition to damages directly or indirectly suffered by Buyer and reasonable attorney’s fees.
     6.3 Independent Covenant. All of the covenants contained in this Article 6 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Restricted Parties against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or the Company of such covenants.
     6.4 Materiality and Enforceability. The Restricted Parties each agree that the covenants contained in this Article 6 are a material and substantial part of this transaction. The Parties agree that a portion of the consideration paid by Buyer pursuant to this Agreement is in exchange for the covenants contained in this Article 6, and therefore, the duration and area for which the covenants in this Article 6 are to be effective are reasonable. In the event that any court finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is to that extent made unenforceable, the Parties agree that the restrictions of this Article 6 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable. The Parties intend that each of the covenants in Article 6 shall be deemed to be a separate covenant.
7. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     7.1 Survival of Covenants, Representations, and Warranties.
     (a) Except as set forth below in respect of certain representations and warranties of Sellers (as defined in Article 3) and the Companies, the covenants, representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for the longer of (a) ***, or (b) the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitation, taking into account any extensions or waivers thereof, and thereafter shall terminate (“Expiration Date”). Notwithstanding the foregoing, the indemnification obligations for any misrepresentations contained in Sections 3.1, 3.2, 3.3, and 3.21 survive the Closing hereunder and continue in full force and effect for so long as Buyer is obligated to pay the Variable Purchase Price pursuant to Section 2.2 herein. Notwithstanding the foregoing or anything to the contrary contained herein, in the event of a merger, consolidation, combination, liquidation or cessation of the business or operations of any Company (“Termination Event”), the Expiration Date shall be deemed to have occurred on the effective date of the Termination Event with respect to such Company.
     (b) No Party shall be obligated to indemnify any other Party pursuant to this Article 7 for any claim that is first made after the Expiration Date. Claims first made prior to the Expiration Date shall be subject to indemnity pursuant to this Article 7 throughout the entirety of the Proceeding or Proceedings arising out of such claim, notwithstanding the fact that such Proceeding or Proceedings may extend beyond the Expiration Date.
     7.2 Indemnification by Sellers. For claims for indemnification made under this Section 7.2, for events or circumstances arising out of the period prior to Closing, Sellers will, from and after Closing and during the period prior to the Expiration Date, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless Buyer and each of Buyer’s subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, accountants, agents, successors, assigns, heirs and legal and personal representatives (Buyer and all such persons or entities are collectively referred to as “Buyer’s Indemnified Persons”) from and against, and shall reimburse Buyer’s Indemnified Persons for, each and every Loss paid, imposed on or incurred by Buyer’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any inaccuracy in any representation or warranty of any Company or Sellers under this Agreement, or the Schedules hereto, or any breach or nonfulfillment of any covenant, agreement or other obligation of any Seller or of such Company under this Agreement or any agreement or document delivered pursuant hereto; (b) all Environmental Claims arising with respect to facts, conditions, events, operations and circumstances existing solely prior to the Closing Date; provided, however, that in the event of any Environmental Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Closing Date, Seller’s indemnification obligation shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstances prior to the Closing Date; and (c) the Retained Liabilities. Each such Loss is hereinafter referred to as a “Seller Indemnifiable Claim”.
     7.3 Indemnification by Buyer. For claims for indemnification made under this Section 7.2, for events or circumstances arising out of the period after the Closing Date, Buyer unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Sellers and their counsel, accountants, agents, contractors, successors, assigns, heirs and legal and personal representatives (the Sellers and such persons are collectively referred to as the “Sellers’ Indemnified Persons”) from and against, and shall reimburse the Sellers’ Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Sellers’ Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (a) any inaccuracy in any representation or warranty of Buyer under this Agreement, whether or not Sellers’ Indemnified Persons relied thereon or had knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any agreement or document delivered pursuant hereto; (b) all liabilities of the Companies arising after the Closing Date that are not attributable to the period of time prior to the Closing Date, including, but not limited to claims, demands and causes of action against any Company and/or Buyer arising from or related to the ownership or operation of the Companies after the Closing Date, (c) all Environmental Claims arising with respect to facts, conditions, events, operations and circumstances arising solely after the Closing Date; provided, however, that in the event of any Environmental Claim that arises with respect to facts, conditions, events, operations and circumstances arising both before and after the Closing Date, Buyer’s indemnification obligation shall be limited to such matters arising with respect to facts, conditions, events, operations and circumstances after the Closing Date; and (d) any other facts or circumstances in any manner relating to the period after the Closing Date. Each such Loss is hereinafter referred to as a “Buyer Indemnifiable Claim”.
     7.4 Notice and Defense of Third Party Claims. If any Proceeding shall be brought or asserted under this Article 7 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article 7 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this Article 7. In addition, the filing of a Proceeding shall not be required as a condition or prerequisite to the Indemnifying Person’s obligations under this Article 7, if the Indemnified Person is required to expend sums for investigation or remedial purposes as a result of a threatened Proceeding. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article 7. In the event that the Indemnifying Person, within 15 days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.
     7.5 Insurance, Payment and Interest. The amount of any Loss for which an Indemnified Person shall seek indemnification under this Article 7 shall be reduced by (a) the amount of any insurance proceeds paid to the Indemnified Person arising out of the event giving rise to the claim, and (b) the cash benefit inuring to the Indemnified Person as a result of any federal, state or local tax claim made by such Indemnified Person which tax claim arises out of the Loss. The Indemnifying Person shall make any payment required to be made under this Section 7.5 in immediately available funds and on demand. Any amounts or payments required to be paid by an Indemnifying Person under this Section 7.5 which are not paid within fifteen

(15) business days of receipt by the Indemnifying Person of the Indemnified Person’s demand therefor shall thereafter be deemed delinquent, and the Indemnifying Person shall pay to the Indemnified Person immediately upon demand, interest at the lesser of eight percent (8%) per annum or the highest amount allowed by Oklahoma law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.
     7.6 Buyer’s Right of Withholding and Offset.
     (a) Upon a final determination (by a court of competent jurisdiction or by agreement of Buyer and Sellers) of the value of any Seller Indemnifiable Claim, Buyer shall be entitled to an immediate offset and credit against the unpaid payments hereunder (an “Offset”) in an aggregate amount equal to the value of such Seller Indemnifiable Claim, subject to and in accordance with the provisions of Section 7.8(a).
     (b) Notwithstanding (a) above, Sellers agree that Buyer may, without further action, immediately Offset any amounts for which Buyer or any Company may be found liable in any Proceeding or settlement (over and above such proceeds as may be paid by insurance, if any), arising out of the Accident referred to in Section 3.31 herein to the extent such amounts are not paid by Sellers pursuant to Section 7.5. In such event, the amounts permitted to be offset shall include all sums due pursuant to Section 7.5 arising out of the Accident.
     7.7 NEGLIGENCE AND STRICT LIABILITY. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO SHALL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE STRICT LIABILITY OF THE PARTY INDEMNIFIED. THE INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION WITH RESPECT TO LOSSES OR CLAIMS ARISING IN PART FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY; PROVIDED THAT THE INDEMNIFIED PARTY SHALL NOT BE ENTITLED TO INDEMNIFICATION FOR THAT PERCENTAGE OF A LOSS OR CLAIM ATTRIBUTABLE TO THE INDEMNIFIED PARTY’S NEGLIGENCE. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.
     7.8 Limits of Liability.
     (a) Except as set forth in (b) below, the liability of the Sellers to the Buyer, or of the Buyer to the Sellers, under this Agreement shall not exceed *** (the “Cap”). No such party shall be obligated to provide indemnification under this Agreement for any damage until the aggregate indemnifiable Damages exceed *** (the “Threshold”). Upon a party’s aggregate indemnifiable Damages reaching the Threshold, all such Damages (including the first ***) shall be subject to indemnification.
     (b) Notwithstanding the limits set forth in (a) above, Sellers’ indemnity obligations hereunder shall not be subject to the Threshold and shall not be limited to the Cap with respect to (i) any obligations of Buyer or any of the Companies (including all subsidiaries thereof) to pay Taxes for any period ending on or prior to the Closing Date, and (ii) any obligations of Buyer or any of the Companies to pay any sums to any person, which obligations arise out of or are in connection with the Accident.
8. BUYER’S CONDITIONS TO CLOSING.
     Unless waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the transactions contemplated hereby and in the other agreements referred to herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
     8.1 Representations and Warranties. Each of the representations and warranties of the Sellers in this Agreement and the disclosures contained in the exhibits and schedules to this Agreement shall be true in all material respects at and as of the Closing Date, and Buyer shall have received a certificate dated the Closing Date to that effect.
     8.2 Compliance with Conditions. Sellers shall perform and comply with all agreements, covenants and conditions in this Agreement required to be performed and complied with by it before Closing. All requisite action in order to consummate this Agreement shall be properly taken by Sellers, and Buyer shall have received a certificate from Sellers dated the Closing Date to that effect.
     8.3 Suit or Proceeding. No suits or proceedings, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Buyer and its counsel, would make it inadvisable for Buyer to consummate the transactions contemplated by this Agreement.
     8.4 Consents and Approvals.
     (a) All consents, waivers, novations, authorizations and approvals of any governmental or regulatory authority, and any other consents, waivers, novations, authorizations and approvals required by Buyer in connection with: (i) the execution, delivery and performance by Sellers of this Agreement; and (ii) the other agreements and instruments delivered by Sellers and Principals under this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date;
     (b) Buyer shall have received approval of this Agreement by its Board of Directors, in its sole discretion; and
     (c) WCA Waste Corporation shall have received approval of this Agreement by its Board of Directors, in its sole discretion.
     8.5 Material Adverse Change. As of the Closing, there shall have been no material adverse change in the business, operations or financial condition of any Company, nor shall there have been any material change in the condition of the Business as a whole, and Buyer shall have received a certificate from Sellers dated the Closing Date to both such effects.
     8.6 Assumption Agreement. Sellers shall have executed an assumption agreement pursuant to which Sellers assumes all of the Retained Liabilities.

     8.7 Resignations; Releases. Buyer shall have received a written instrument signed by each of the officers and directors of each Company resigning as such from each such Company effective as of the Closing Date. Buyer also shall have received a written release of each Company from Sellers, which release shall be in form and substance reasonably satisfactory to Buyer.
     8.8 Permits and Licenses. Sellers shall have provided evidence satisfactory to Buyer that, as of the Closing Date, all permits, licenses and governmental approvals of whatever kind and nature necessary for the current and continued future operation of the Companies’ business as presently conducted shall have been granted, are in full force and effect, and will continue to be in full force and effect after the Closing.
     8.9 Satisfactory Completion of Due Diligence Investigation. Buyer shall have completed an investigation of the business, contracts, legal documents, assets and financial books and records of the Companies at its sole cost and expense, and Buyer shall be satisfied, in its sole and absolute discretion, with the results thereof.
9. CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE
     The obligation of Sellers to close under this Agreement is subject to the following conditions (any one of which, at the option of Sellers, may be waived in writing by Sellers) existing on the Closing Date.
     9.1 Representations and Warranties. Each of the representations and warranties of Buyer in this Agreement shall be true in all material respects at and as of the Closing Date as though each such representation and warranty was made and delivered at and as of the Closing Date, and Sellers shall have received a certificate from Buyer dated the Closing Date to that effect.
     9.2 Compliance with Conditions. Buyer shall perform and comply with all agreements, covenants and conditions in this Agreement required to be performed and complied with by it before Closing, and Sellers shall have received a certificate from Buyer dated the Closing Date to that effect.
     9.3 Suit or Proceeding. No suits or proceedings, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the reasonable discretion of Sellers and their counsel, would make it inadvisable for Sellers to consummate the transactions contemplated by this Agreement.
10. THE CLOSING; DELIVERIES
     10.1 The Closing. The transfer of the Equity Interests to Buyer (the “Closing”) shall take place at 10:00 a.m., Oklahoma City, Oklahoma time, on February 21, 2007 (the “Closing Date”), at the offices of DeBee Gilchrist, 100 N. Broadway, Suite 1500, Oklahoma City, Oklahoma, 73102, or at such other time or place as Sellers and Buyer may mutually agree upon.
     10.2 Deliveries by Sellers. At the Closing, Sellers shall deliver the following, all duly executed, to Buyer:

     (a) the certificates for all issued and outstanding Shares and Membership Interests, endorsed by Sellers, and subject only to the following restrictive legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS, AND WERE ACQUIRED BY THE REGISTERED HOLDER PURSUANT TO A REPRESENTATION THAT SUCH HOLDER WAS ACQUIRING SUCH SECURITIES FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED THEREUNDER. ANY TRANSFER CONTRARY TO SUCH RESTRICTION IS VOID.;
     (b) all certificates called for pursuant to Article 8 hereof;
     (c) the Assumption Agreement, as provided in Section 8.6;
     (d) the Resignations and Releases, as provided in Section 8.7;
     (e) such resolutions and authorizations by the appropriate shareholders, directors, officers, managers and members of the Companies as are necessary or required by Buyer in connection with this transaction and including a certificate dated as of the Closing Date duly executed by the Secretary of each Company certifying as to incumbency, specimen signatures, and the resolutions authorizing this Agreement;
     (f) wiring instructions duly executed by the Sellers directing the Buyer as to the proper payment of the Cash Purchase Price;
     (g) a compact disc containing all manual and automated routing and billing information, data and components thereof related to the Company in a machine readable format;
     (h) the minutes and company records books of each Company;
     (i) IRS Forms 8883, 8023, and all other applicable federal and state forms necessary to effectuate the Election pursuant to Section 5.19, executed (if applicable) by the Sellers;
     (j) all other documents, instruments and writings reasonably requested by Buyer to be delivered by the Sellers at or prior to the Closing; and
     (k) a release in the form attached hereto as Schedule 10.2(k), duly executed by the Sellers releasing the Companies, Buyer and its Affiliates from any and all claims that the Sellers may have against Buyer, its Affiliates, or any Company (exclusive of any claims arising pursuant to this Agreement).
     10.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the Adjusted Cash Purchase Price, by wire transfer or other form of immediately available funds.

11. CERTAIN DEFINITIONS
“Actual Working Capital Adjustment” means the difference (which may be positive or negative) between the calculation set forth in Section 2.3(b) and the amount of the Working Capital Adjustment estimated and used at the Closing pursuant to Section 2.3(a).
“Affiliate” means (a) any entity directly or indirectly controlled by, controlling or under common control with a Party; (b) any director or executive officer of such party or of any entity referred to in (a) above; and (c) if any Party is an individual, any member of the immediate family (including parents, spouse, siblings, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person or entity who is controlled by any such member or trust. For purposes of this definition, any person or entity which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any entity (other than as a limited partner of such other entity) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such entity or person.
“Balance Sheet Date” means January 31, 2007.
“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Companies for the benefit of any of their respective present or former officers, employees or directors which is not a Pension Plan or Welfare Plan.
“Current Assets” has the meaning assigned to it under GAAP, except that the Accounts Receivable shall be reduced for collectability pursuant to the following formula: (i) all Accounts Receivable that are 60 days old or less as of the Closing Date shall be credited $.95 on the dollar; (ii) all the Accounts Receivable that are between 61 and 90 days old as of the Closing Date shall be credited $.75 on the dollar; (iii) all the Accounts Receivable that are between 91 and 120 days old as of the Closing Date shall be credited $.50 on the dollar; and (iv) any Accounts Receivable that are more than 120 days old as of the Closing Date shall receive no credit; provided, however, that no reduction shall be made with respect to any particular Accounts Receivable to the extent of the allowance for doubtful accounts recorded therefor.
“Current Liabilities” has the meaning assigned to it under GAAP.
“Disposal” or “disposed” means the discharge, deposit, injection, dumping, spilling, leaking or placing of any Polluting Substance into or on any land or water so that such Polluting Substance or any constituent thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

“Environmental Claim(s)” means all claims, liabilities, notices, actions, causes of action (arising under common law, contract or statute), suits, judgments, demands, liens, governmental or private investigations or testing, demands to study or notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law, whether threatened, sought, brought or imposed relating to or which seeks to impose liability or to recover damages, losses, payments, penalties, costs, fines, penalties, disbursements or expenses (including, without limitation, fees disbursements and expenses of attorneys and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) regarding any Company or any of its Business Facilities, its assets or any operations conducted by such Company for: (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) noise; (c) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (d) exposure of persons or property to Polluting Substances and the effects thereof; (e) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, disposal or remediation of Polluting Substances; (f) the implementation of spill prevention and/or disaster plans relating to Polluting Substances; or (g) maintaining, disclosing or reporting information to governmental authorities or any third party under any Environmental Law. The term “Environmental Claim” also includes any costs incurred in responding to efforts to require or in testing for the need for Remediation and any claim based upon any asserted or actual breach or violation of any requirements of Environmental Law. An “Environmental Claim” further includes a Proceeding to issue, modify, revoke or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a Proceeding or occurrence attempts to redress violations of any applicable Environmental Permit or will impair the current financial condition of any Company or the ability of any Company to conduct its business operations or to continue in business as a going concern.
“Environmental Law(s)” means any and all federal, state and local laws, ordinances, rules, regulations, operational memoranda, interpretations and orders of courts or administrative agencies or authorities relating to pollution, contamination, preservation, protection or cleanup of the environment (including, without limitation, ambient air, surface water, ground water, land surface, wildlife, wetlands and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended (“RCRA”); the Atomic Energy Act of 1954, as amended; the Hazardous Materials Transportation Act, as amended; the Toxic Substances Control Act, as amended; the Pollution Prevention Act of 1990, as amended; the Emergency Planning and Community Right to know Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; the Oil Pollution Act of 1990, as amended; the Safe Drinking Water Act, as amended; the Occupational Safety and Health Act, as amended; all regulations promulgated under any of the foregoing from time to time; and any and all other laws, rules and regulations relating to (a) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (b) noise; (c) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (d)

exposure of persons or property to Polluting Substances and the effects thereof; (e) the release, threatened release, generation, extraction, mining, presence, manufacture, processing, distribution in commerce, use, handling, discharge, recycling, management, transfer, transportation, treatment, storage, disposal or remediation of Polluting Substances; (f) the implementation of spill prevention and/or disaster plans relating to Polluting Substances; or (g) maintaining, disclosing or reporting information to governmental authorities or any third party under any Environmental Law, including all state laws in all jurisdictions in which any Company’s Business Facilities or other operations are located regulating the foregoing. Notwithstanding the foregoing, if any Environmental Law is amended prior to the Closing so as to broaden the meaning of the term defined in it, such broader meaning shall apply subsequent to the effective date of such amendment. Any specific references to a law shall include any amendments to it promulgated from time to time.
“GAAP” means generally accepted accounting principles.
“Intellectual Property” means patents, trademarks, trade names, copyrights, and trade secrets, processes, designs, inventions, methods, formulas, and other know-how and technology that is not generally known within the industry and lends a competitive advantage.
“Knowledge” of any party means any fact or circumstance of which such party knows or reasonably should know.
“Loss” means any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, Proceeding, settlement, judgment, award, punitive damage, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) with respect to any claim, as well as with respect to compliance with the requirements of the Environmental Laws or Environmental Claims.
“Material” shall mean any matter or matters that, in the aggregate, either (a) involves consideration by or to, or reasonably foreseeable liabilities of, the Company in excess of the equivalent of $10,000.00, or (b) without which the operation of the Business could not be conducted in its present manner.
“Material Adverse Effect” shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (a) the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of such person or (b) the ability of such person to consummate the transactions contemplated by this Agreement or any related agreement to which it is a party.
“Polluting Substances” means (a) any material, waste or substance designated, classified, regulated or included within the statutory and/or regulatory definitions of “hazardous substances,” “radioactive material,” “hazardous waste,” “extremely hazardous substance,” “hazardous chemical,” “regulated substance,” “contaminant,” “pollutant,” “hazardous material,” or “toxic substance” under any Environmental Law; (b) any material, waste or substance which is or contains hydrocarbons, petroleum, oil or a fraction thereof; (c) radioactive material (including regulated naturally occurring radioactive materials); (d) solid waste, as defined under RCRA, that poses an imminent and substantial endangerment to health or the environment; (e) such other substances, materials, or wastes that become classified or regulated as hazardous or toxic under any federal, state or local law or regulation from time to time; and (f) methane. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.
“Proceeding” means any action, suit, claim, investigation, review or other judicial, administrative, arbitral, investigatory or other proceeding. “Proceeding” includes all post-judgment actions (including but not limited to appeals and actions for collection), and shall be considered a “Proceeding” until such time as a final, non-appealable determination has been issued. If any Proceeding is settled, such Proceeding shall be deemed final upon the completion of all obligations of all parties to such settlement.
“Remediation” means any action necessary to bring about compliance with the requirements of Environmental Law including (a) services of professionals; (b) the removal and disposal, in situ remediation, or containment (if containment is practical under the circumstances and is permissible within requirements of Environmental Law), investigation, or monitoring of any and all Polluting Substances at or on any Business Facility of any Company; (c) the taking of reasonably necessary precautions to protect against the release or threatened release of Polluting Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of any Company or any surrounding areas thereof; (d) any action necessary to mitigate the usurpation of wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (e) any action necessary to meet the requirements of an Environmental Permit or (vi) any other action reasonably required to satisfy requirements of Environmental Law imposed upon any Company, any of its Business Facilities and/or any operation thereon.
12. TERMINATION
12.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date hereof but not later than the Closing:
     (a) by the mutual consent of Sellers and Buyer;
     (b) by Buyer, in accordance with the terms of Section 5.15(d);
     (c) by Sellers or Buyer if at any time there has been a material breach of any representation or warranty made by the other party (the “Defaulting Party”) herein or in any certificate or other document delivered pursuant hereto, or if there has been any failure by the Defaulting Party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder; provided, however, that prior to such a termination, the non-defaulting party shall have given the Defaulting Party at least ten (10) days prior written notice of such breach or failure and such Defaulting Party shall have failed to cure such breach or default to the non-defaulting party’s reasonable satisfaction; or
     (d) by Sellers or Buyer, if there shall have been any statute, rule, order or regulation enacted, issued or promulgated or deemed applicable to the transactions contemplated hereby by any government or governmental agency in the United States of America that, in the reasonable judgment of Buyer or Sellers, as the case may be, (x) restrain the consummation of the transactions contemplated hereby, (y) render the parties unable to consummate the transactions contemplated hereby, (z) make such consummation illegal, or (xx) otherwise result in a material adverse effect on the ability of either party to consummate the transactions contemplated hereby.
     Notwithstanding the foregoing, no party may terminate this Agreement (other than a termination pursuant to Section 12.1(a) hereof) if such party is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement.
13. GENERAL
     13.1 Costs. The parties shall pay their respective expenses (including, without limitation, the fees, disbursements and expenses of their attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Sellers shall pay any filing fees, transfer taxes, sales taxes, or other charges levied by any government entity on account of the sale of the Companies.
     13.2 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, each of which are hereby incorporated by this reference and made a part hereof, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.
     13.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the parties hereto, and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart. Facsimile signatures shall be given the same force and effect as original signatures and shall be treated for all purposes and intents as original signatures.
     13.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the day of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:	Roy Yokley
Troy Yokley
10320 Mantle Drive
Oklahoma City, OK 73162

Copy to:	Fulkerson and Fulkerson
10444 Greenbriar Place
Oklahoma City, OK 73159

H. Edward DeBee
DeBee Gilchrist
100 N. Broadway
Suite 1500
Oklahoma City, OK 73102
Facsimile: 405-232-9898

If to Buyer:	WCA of Oklahoma, LLC
One Riverway, Suite 1400
Houston, Texas 77056
Attention: Michael L. Paxton,
Vice President -Acquisitions
Telecopy: 713-292-2455

Copy to:	WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
Attention: J. Edward Menger,
Vice President and General Counsel
Telecopy: 713-292-2455
Any party may change its address for the purpose of this Section 13.4 by giving the other party written notice of its new address in the manner set forth above.
     13.5 Modification or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the parties hereto. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.
     13.6 Binding Effect and Assignment. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Buyer may assign any or all of its rights hereunder, whether before or after the Closing Date, to one or more of its subsidiaries or affiliates; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.
     13.7 Governing Law; Venue.
     (a) THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     (b) IF ANY DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TERMINATION THEREOF, OR THE RELATIONSHIP CREATED BY OR DESCRIBED IN THIS AGREEMENT, THE PARTIES AGREE TO BRING SUIT UPON ALL SUCH MATTERS THEN IN DISPUTE ONLY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA.
     (c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     (d) THE SELLERS HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLERS AT THEIR ADDRESSES SET FORTH IN SECTION 13.4 HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.
     13.8 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     13.9 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.
     13.10 Drafting. The parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one party or counsel for any one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.
     13.11 References. The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.
     13.12 Calendar Days, Weeks, Months and Quarters. Unless otherwise specified herein, any reference to “day,” “week,” “month” or “quarter” herein shall mean a calendar day, week, month or quarter.
     13.13 Gender; Plural and Singular. Unless the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.
     13.14 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have by statute, at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.
     13.15 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that any other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.
     13.16 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.
     13.17 Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorneys’ fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.
     13.18 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above stated.

Buyer:

WCA OF OKLAHOMA, LLC a Delaware limited liability company

By:

Name:

Title:

SELLERS:

/s/ Roy Taylor Yokley

ROY TAYLOR YOKLEY, Individually

/s/ Troy William Yokley

TROY WILLIAM YOKLEY, Individually

COMPANIES:

AMERICAN WASTE, INC.,
an Oklahoma corporation

By:

Name:

Title:

N.E. LAND FILL, INC., an Oklahoma corporation

By:

Name:

Title:

PAULS VALLEY LANDFILL, INC., an Oklahoma corporation

By:

Name:

Title:

SOONER WASTE, L.L.C.,
an Oklahoma limited liability company

By:

Name:

Title: